UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 14, 2009

CORNERSTONE CORE PROPERTIES
REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, CA 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 14, 2009, through a wholly-owned subsidiary, we made a participating first mortgage loan commitment of $8.0 million (the “Senior Loan”) to Nantucket Acquisition LLC (“Nantucket Acquisition”), a Delaware limited liability company managed by Cornerstone Ventures Inc. (“CVI”), an affiliate of our advisor, in connection with Nantucket Acquisition’s purchase of a 60-unit senior living community known as Sherburne Commons located on the exclusive island of Nantucket, MA (the “Property”).  The terms of the Senior Loan were approved by our board of directors, including a majority of our independent directors, not otherwise interested in the transaction, as being (i) consistent with our charter imposed limitations on mortgage loans involving affiliates of our sponsor and (ii) fair, competitive and commercially reasonable and on terms no less favorable to us than loans between unaffiliated parties under the same circumstances.  We received a loan origination fee of 1.0% at loan closing.

The Senior Loan matures on January 1, 2015, with no option to extend and bears interest at a fixed rate of 8.0% for the term of the loan.  Interest will be paid monthly with principal due at maturity.  In addition, under the terms of the Senior Loan, we are entitled to receive additional interest in the form of a 40% participation in the "shared appreciation" of the property, which is calculated based on the net sales proceeds if the Property is sold, or the Property's appraised value, less ordinary disposition costs, if the Property has not been sold by the time the Senior Loan matures. Prepayment of the Senior Loan is not permitted without our consent and the loan is not assumable. Other members of Nantucket Acquisition include CVI, our advisor, and other of their affiliates.

Nantucket Acquisition acquired the Property that was built at a construction cost of approximately $33.0 million, for an initial price of $6.0 million plus a commitment to fund certain closing costs and working capital requirements that will bring the total transaction cost to $9.5 million over time. In connection with the closing of the acquisition, Nantucket Acquisition drew approximately $6.5 million of the proceeds of the Senior Loan, the remaining $1.5 million available under the Senior Loan will be drawn as needed.

Item 1.02 Termination of a Material Definitive Agreement

 On January 22, 2009, we made a $14 million acquisition bridge loan to Caruth Haven L.P, a Delaware limited partnership that is a wholly-owned subsidiary of Cornerstone Growth & Income REIT, Inc., a publicly offered, non-traded REIT sponsored by affiliates of our sponsor. The loan was to mature on January 21, 2010 subject to the borrower's right to repay the loan, in whole or in part, on or before January 21, 2010 without incurring any prepayment penalty.  On December 16, 2009, Caruth Haven L.P. fully repaid the loan amount of $14 million.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Promissory Note in the amount of $6,640,000.00 made as of December 14, 2009 by NANTUCKET ACQUISITION LLC, to and in favor of CORNERSTONE OPERATING PARTNERSHIP, L.P.

10.2	Promissory Note (with Shared Appreciation) in the amount of $1,360,000.00 made as of December 14, 2009 by NANTUCKET ACQUISITION LLC, to and in favor of CORNERSTONE OPERATING PARTNERSHIP, L.P.

10.3
Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made as of December 14, 2009, by NANTUCKET ACQUISITION LLC, as Borrower to CORNERSTONE OPERATING PARTNERSHIP, L.P., as Lender.

10.4	Operating Agreement for Nantucket Acquisition LLC dated as of December 14, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser, Chief Financial Officer

Dated: December 17, 2009